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                                                                EXHIBIT 10(55)


                              SEPARATION AGREEMENT

         This Agreement dated effective as of August 15, 1996 by and between David R. Wirshing ("Wirshing") and Stratosphere Corporation, a Delaware Corporation (the "Company").

                                    RECITALS

         A. Wirshing has been employed by the Company pursuant to that certain Employment Agreement dated September 26, 1994 by and between the Company and Wirshing (the "Employment Agreement"), and has also served as an officer and director of the Company.

         B. Wirshing and the Company entered into that certain Stock Option Grant Agreement dated as of September 26, 1994, whereby the Company granted Wirshing stock options to acquire 500,000 shares of the Company's Common Stock, $.01 par value per share, at an exercise price of $3.875 per share (the "Old Option Agreement").

         C. Wirshing and the Company have agreed that it is in the best interest of each of Wirshing and the Company that the Employment Agreement be terminated and that Wirshing resign as an officer, director and employee of the Company.

                 NOW, THEREFORE, based on the foregoing premises and the terms and conditions set forth below, the parties hereby agree as follows.

                                   AGREEMENT

         1. Termination of Employment Agreement. Except as expressly set forth herein, the Employment Agreement is hereby terminated and Wirshing hereby resigns as an officer, director and employee of the Company effective immediately. The parties' rights and obligations under the Employment Agreement are extinguished, except for Wirshing's obligations regarding Confidentiality under Article V.

         2. Confidential Information. Article V of the Employment Agreement, which sets forth Wirshing's obligations and covenants intended to safeguard the Company's Confidential Information (as defined therein) shall survive the termination of the Employment Agreement and remain in full force and effect and is hereby incorporated by reference. The Company acknowledges that Wirshing will likely obtain new employment as an executive in the gaming industry and that this provision is not intended to prohibit





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Wirshing from complying with a valid subpoena on a matter pertaining to the
Company.

         3. Payment of Base Salary and Benefits. From the date hereof until the earlier of (i) six months from the date hereof (the "Maximum Period"), or (ii) Wirshing obtains other employment providing compensation equivalent to his annualized Base Salary (as defined in the Employment Agreement), the Company shall continue to pay Wirshing his annualized Base Salary pursuant to Section 2.1 of the Employment Agreement payable in equal installments at same time that the Company pays its employees, and shall provide the same benefits, including life and health insurance benefits, as he received pursuant to the Employment Agreement (the "Benefits"); provided, however, that Wirshing shall notify the Company of any employment, either as a full or part time employee or as a consultant, during the Maximum Period, which notification shall specify the terms of such employment. The value of any cash compensation so received shall be a reduction to any amounts payable by the Company to Wirshing hereunder. Wirshing shall also have the right to elect to receive COBRA benefits at his own expense commencing on the last day that he receives Base Salary and the Benefits hereunder.

         4. Stock Options. The Parties hereto agree that the Old Option Agreement is hereby terminated and no longer of any force and effect. Concurrent with the execution of this Agreement, and in further consideration of the provisions of this Agreement, the parties hereto are entering into a new Stock Option Grant Agreement in the form of Exhibit A hereto, whereby the Company is granting Wirshing stock options to acquire 400,000 shares of the Company's Common Stock, $.01 par value per share, at an exercise price of $3.00 per share (the "New Option Agreement").

         5.      Release by Wirshing.      In consideration of the payment of
Base Salary, entering into the New Option Agreement and providing the other benefits set forth in this Agreement, Wirshing hereby fully and finally releases, holds harmless, and forever discharges the Company of and from any and all legal claims which he now has, whether or not he now knows about the claims. These claims Wirshing releases hereunder include all of his rights to any relief of any kind from the Company of any nature whatsoever, including, without limitation, contract claims; tort claims; claims arising under any federal, state or local law, including, but not limited





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to, rights and claims of age discrimination under the Age Discrimination in
Employment Act of 1987 ("ADEA"); and claims for any other form of remuneration. Wirshing will not bring any lawsuits, file any charges, make any demands, or otherwise commence any type of legal proceeding against the Company except as necessary to enforce this Agreement. The rights and benefits Wirshing will receive as set forth in this Agreement constitute full and fair payment for the release of all of his claims, and are of greater value than anything to which Wirshing is entitled. The Company does not owe Wirshing anything in addition to what he will receive under this Agreement.

         As used in this section, the "Company" means Stratosphere Corporation, and all and each of its past and present parent, affiliated, and subsidiary corporations; and all and each of the past and present officers, directors, employees, insurers, indemnitors, attorneys, agents, successors and assigns of all and each of the foregoing entities.

         As used in this section, "Wirshing" means David R. Wirshing, and all and each of his heirs, administrators, representatives, attorneys, agents, and anyone else who has or obtains legal rights through David R. Wirshing.

         6. Rights to Counsel, Consider and Revoke. The Company has advised Wirshing to obtain legal counsel of his choice prior to executing this Agreement, and Wirshing has done so. Wirshing has twenty-one (21) days to consider his release of rights and claims of age discrimination under the ADEA, beginning the date on which he receives this Agreement. If he signs this Agreement, he is entitled to revoke his release of any rights or claims of age discrimination under the ADEA within seven (7) days of executing it, and that release shall not become effective or enforceable until the seven-day period has expired.

         If Wirshing exercises his right to revoke as provided above, this Agreement shall be null and void and of no further force and effect.

         7. Release by the Company. In consideration of promises by Wirshing in this Agreement, the Company hereby fully and finally releases, holds harmless, and forever discharges Wirshing of and from any and all legal claims which it now has, whether or not the





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Company now knows about the claims.  These claims the Company releases hereunder include all of its rights to any relief of any kind from Wirshing of any nature whatsoever, including, without limitation, contract claims; tort claims; or claims arising under any federal, state or local law, provided, however, that the Company in no way releases Wirshing from any claims resulting
(i) from his commission of a felony, (ii) from any theft or embezzlement by Wirshing of Company property or (iii) from Wirshing's commission of similar acts involving moral turpitude.

         8.      Voluntary Release.        The parties enter into this
Agreement only after having been advised by counsel of his/its choice. Each enters into the Agreement voluntarily, without coercion or duress.

         9. Confidentiality. Wirshing shall keep the existence and terms of this Agreement confidential. No disclosures shall be made, except that Wirshing may disclose the existence and terms of this Agreement to his family, attorney, and tax advisors. All persons to whom such disclosures are made shall agree as a condition of such disclosures to comply with this provision on confidentiality. In the event the Company makes any public disclosures regarding this Agreement, this section shall no longer apply to any of the specific information so disclosed by the Company.

         10. Rights and Remedies Upon Breach. Each of the parties hereto shall have the right and remedy to have the terms of this Agreement specifically enforced by any court of competent jurisdiction or to exercise all other equitable remedies, it being agreed that any breach of this Agreement would cause irreparable injury to the parties hereto and that money damages would not provide adequate remedy to the parties, which right and remedy shall be independent of, in addition to, and not in lieu of, any other rights and remedies available to the parties hereto under law or equity. It being agreed by both parties hereto, that in any successful action by a party hereunder, the party against whom such successful action is brought shall be responsible for all costs and expenses (including attorney's fees and legal expenses) incurred by the party bringing such successful action.





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         11.     Complete Agreement. This Agreement and the New Option
Agreement are the sole and exclusive agreements between the parties as to the matters set forth herein. There are no other agreements between them. This Agreement may not be modified in any manner except in a document signed by both parties hereto.

         12. Indemnification. The Company shall defend, indemnify and hold Wirshing harmless for actions taken in his official capacity while Wirshing was an officer and a director of the Company as required under the Company's Certificate of Incorporation and Bylaws and the Delaware General Corporation Law.

         13. Waiver. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.

         14. Notices. Any notice to be given hereunder shall be deemed sufficient if addressed in writing, and delivered by registered or certified mail or delivered personally (i) in the case of the Company, to the Company's principal business office, and (ii) in the case of Wirshing, to his address appearing on the current records of the Company, or to such other address as he may designate in writing to the Company.

         15. Severability. In the event that any provision shall be held to be invalid or unenforceable for any reason whatsoever, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the remaining covenants, restrictions and provisions hereof shall remain in full force and effect, and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

         16. Amendment. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

         17. Benefit. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by and against Wirshing's heirs, beneficiaries and legal representatives and the Company's successors and assigns. The rights and obligations of Wirshing may not be delegated or assigned except as specifically set forth in this Agreement.





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         18.     Governing Law.  This Agreement shall be governed by and
construed in accordance with the laws of Nevada.





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         In witness whereof, the undersigned have caused this Agreement to be executed effective as of the date first above written.


                                           s/ David R. Wirshing
                                           __________________________
                                           David R. Wirshing



                                        STRATOSPHERE CORPORATION

                                             Andrew Blumen
                                        By:_______________________

                                               Executive Vice President
                                               General Counsel
                                          Its:____________________







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